Exhibit 99.1

Better Choice Company Reports Full Year 2019 Financial Results and Provides a Shareholder Update
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NEW YORK, NY, May 7, 2020 -- Better Choice Company, Inc. (OTCQB: BTTR) (the “Company” or “Better Choice”), an animal health and wellness company, today reported its financial results for the full year ended December 31, 2019 and provided a shareholder update subsequent to its acquisition of Halo, Purely for Pets®.

“2019 was a transformative year for Better Choice including our public listing and two strategic investments in the pet and wellness space – TruPet and Halo. Upon closing of these acquisitions, Better Choice has been focused on an aggressive integration and synergy effort. If the nine-month results including these acquisitions were annualized on a linear twelve-month basis, net sales would be approximately $50 million. Today’s Better Choice platform has a growing presence in the E-Commerce, Direct-to-Consumer and International channels of trade, which we believe provides a unique foundation to build a leading brand in the fast-paced and ever-evolving animal health sector,” said Werner von Pein, CEO of Better Choice.

“In light of the COVID-19 crisis, with approximately two thirds of our sales on E-Commerce and Direct-to-Consumer, Better Choice has been well prepared to meet the demand of our customers online. With pet adoption rates currently at all-time highs, we have observed an increase in demand for high-quality pet health and wellness product offerings. This momentum in our business has positioned Better Choice well with its consumers as a trusted provider of quality pet products and we believe this momentum will continue as we launch new offerings to retain consumer support going forward.”

Operational Updates
•	Acquired TruPet in May 2019, a leading Direct-to-Consumer brand in the North American pet market focused on canine freeze-dried and dehydrated treats and supplements
•	Acquired Halo, Purely for Pets® in December 2019, a leading E-Commerce and international player across both the feline and canine segment
•	Appointed pet and consumer packaged goods (CPG) industry veteran, Werner von Pein, as Chief Executive Officer

Financial Results for the Full Year 2019
Revenue for the full year 2019 was $15.6 million, up 5% compared with $14.8 million for 2018.

Cash and cash equivalents at the end of 2019 totaled $2.4 million.

Consolidated Financial Results for the Nine Months Ended September 30, 2019*
Net sales for the nine-months ended September 30, 2019 were approximately $36 million.

If the nine-month results were annualized on a linear twelve-month basis, net sales would be approximately $50 million.

*Please see the Company’s Current Report on Form 8-K/A (Amendment No. 1), and associated Exhibits, filed with the SEC on February 18, 2020. This document consolidates Halo financials into Better Choice on a pro-forma basis and includes an unaudited pro-forma income statement for (a) the twelve-months ended December 31, 2018 and (b) the nine-months ended September 30, 2019, as well as an unaudited pro-forma balance sheet as of September 30, 2019. https://www.sec.gov/Archives/edgar/data/1471727/000114036120003555/0001140361-20-003555-index.htm.

Conference Call and Webcast Information
The Company will host a conference call and audio webcast on Friday, May 8th at 8:30 a.m. ET to answer questions about the Company's operational and financial highlights for the full year 2019 and provide shareholders with an update on the first quarter 2020.

Event:	Better Choice Fourth Quarter and Full Year 2019 Financial Results Conference Call
Date:	Friday, May 8, 2020
Time:	8:30 a.m. Eastern Time
Live Call:	+1-800-458-4148 (U.S. Toll-Free) or +1-856-344-9290 (International)
Webcast:	https://ir.betterchoicecompany.com/

For interested individuals unable to join the conference call, a dial-in replay of the call will be available until May 22, 2020 and can be accessed by dialing +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International) and entering replay pin number: 6707938.

About Better Choice Company, Inc.
Better Choice Company Inc. is a rapidly growing animal health and wellness company committed to leading the industry shift toward pet products and services that help dogs and cats live healthier, happier and longer lives. We take an alternative, nutrition-based approach to animal health relative to conventional dog and cat food offerings, and position our portfolio of brands to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. We have a demonstrated, multi-decade track record of success selling trusted animal health and wellness products, and leverage our established digital footprint to provide pet parents with the knowledge to make informed decisions about their pet’s health. We sell the majority of our dog food, cat food and treats under the Halo and TruDog brands, which are focused, respectively, on providing sustainably sourced kibble and canned food derived from real whole meat, and minimally processed raw-diet dog food and treats. For more information, please visit https://www.betterchoicecompany.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:
Better Choice Company, Inc.
Werner von Pein, CEO

Investor Contact:
KCSA Strategic Communications
Valter Pinto, Managing Director
212-896-1254
BTTR@KCSA.com